UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 26, 2015

CIVEO CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada	1-36246	98-1253716
(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Number)

Three Allen Center 333 Clay Street, Suite 4980
Houston, Texas		77002
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 510-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 26, 2015, Civeo Corporation (the “Company”) entered into an Executive Agreement (the “Executive Agreement”), effective as of August 17, 2015, with Peter McCann, the Company’s Senior Vice President, Australia. Although Mr. McCann is employed “at will” by the Company, the Executive Agreement provides him severance benefits upon his termination of employment in the circumstances described below. The Executive Agreement has a term of three years and is extended each day until the Company gives notice of its intent to cease further extensions, at which time the Executive Agreement will have a term of three years from the delivery of such notice. Upon a Change of Control, as defined in the Executive Agreement, the term is extended for a minimum of 24 months following the Change of Control.

Pursuant to the Executive Agreement, if Mr. McCann is terminated by the Company other than for Cause, as defined in the Executive Agreement, or if he voluntarily terminates his employment for “Good Reason,” as defined in the Executive Agreement, in either case, during the 18-month period following a corporate Change of Control, then he is entitled to receive a lump sum severance payment of two times the sum of his annual base salary and the target annual bonus that may be earned by him pursuant to the Civeo Annual Incentive Compensation Plan (“Civeo AICP”) for the year of termination or the fiscal year immediately preceding the Change of Control, whichever is greater. In addition, the Executive Agreement provides that (i) all restricted stock and other equity based awards vest and that all restrictions on such awards will lapse as of the expiration of the Release Period (as defined in the Executive Agreement) and (ii) that all options become exercisable as of the expiration of the Release Period and will expire, if not exercised, after 90 days following the expiration of the Release Period. Mr. McCann will also be entitled to outplacement services equal to a maximum of 15% of Mr. McCann’s annual base salary at the time of termination until the earlier to occur of (i) December 31 of the second calendar year following the year of termination or (ii) the date Mr. McCann accepts subsequent employment.

If Mr. McCann is terminated by the Company other than for Cause at any time other than during the 18-month period following a Change of Control, the Executive Agreement provides (i) that Mr. McCann is entitled to receive a lump sum severance payment of one times the sum of his annual base salary and the target annual bonus that may be earned by him pursuant to the Civeo AICP for the year of termination or the fiscal year immediately preceding the Change of Control, whichever is greater, and (ii) that all restrictions on restricted stock and other equity based awards lapse as of the expiration of the Release Period, to the extent such awards would have vested in accordance with their terms had Mr. McCann remained employed for the subsequent 12-month period following termination.

To receive benefits under the Executive Agreement, Mr. McCann is required to execute a release of all claims against the Company. Under the Executive Agreement, Mr. McCann has also agreed not to compete with the Company for a period of 12 months following any termination of employment.

A copy of the Executive Agreement is attached hereto as Exhibit 10.1. The description of the Executive Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document.

In connection with entering into the Executive Agreement, Mr. McCann entered into a variation agreement with respect to his existing executive services agreement with the Company’s subsidiary doing business in Australia to clarify the interaction under Australian law of the Executive Agreement with Mr. McCann’s existing executive services agreement, the terms of which are described in the Company’s Current Report on Form 8-K12B, filed on July 17, 2015.

A copy of the variation agreement is attached hereto as Exhibit 10.2. The description of the variation agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
10.1	Executive Agreement between Civeo Corporation and Peter McCann, dated August 17, 2015.
10.2	Variation to Executive Services Agreement between Civeo Pty Ltd and Peter McCann, dated August 17, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVEO CORPORATION

Date: August 27, 2015	By:	/s/ Frank C. Steininger
Frank C. Steininger
Senior Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
10.1	Executive Agreement between Civeo Corporation and Peter McCann, dated August 17, 2015.
10.2	Variation to Executive Services Agreement between Civeo Pty Ltd and Peter McCann, dated August 17, 2015.